UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 1, 2026

Sonida Senior Living, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13445	75-2678809
(Commission File Number)	(IRS Employer Identification No.)

14755 Preston Road
Suite 810
Dallas, Texas	75254
(Address of Principal Executive Offices)	(Zip Code)

(972) 770-5600

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SNDA	New York Stock Exchange

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2026, the Board of Directors (the “Board”) of Sonida Senior Living, Inc. (the “Company”) appointed Anton Nikodemus as Executive Vice President and Chief Operating Officer of the Company, effective June 15, 2026.

Prior to joining the Company, Mr. Nikodemus, age 62, served as the President and Chief Executive Officer for Seaport Entertainment Group, as well as the Chairman of its board of directors, since 2023. Mr. Nikodemus has spent over 30 years in entertainment and hospitality leading the development and operations of industry premier destination brands. Prior to joining Seaport Entertainment Group, he served as President and Chief Operating Officer of CityCenter for MGM Resorts International from December 2020 to November 2023, where he oversaw operations for The Cosmopolitan of Las Vegas, Vdara Hotel & Spa and ARIA Resort & Casino. He also served as Portfolio President of Las Vegas Properties; President and Chief Operating Officer, Bellagio and Park MGM from April 2020 to December 2020 and President and Chief Operating Officer Luxury Portfolio at MGM Resorts International from February 2019 to March 2020. Mr. Nikodemus notably led the creation and development of the MGM National Harbor Hotel & Casino in Maryland and the MGM Springfield in Massachusetts. Mr. Nikodemus earned a B.S. in Business Management and Marketing from Arizona State University, and he completed the Advanced Finance Program at the Wharton School of the University of Pennsylvania.

In connection with Mr. Nikodemus’s appointment as Executive Vice President and Chief Operating Officer of the Company, Mr. Nikodemus and the Company entered into an employment agreement on June 1, 2026, effective June 15, 2026 (the “Employment Agreement”). Under the Employment Agreement, Mr. Nikodemus’s annual base salary will be no less than $550,000.00, and Mr. Nikodemus will be eligible to receive a performance bonus targeted at 100% of Mr. Nikodemus’s annual base salary (the “Annual Target Bonus”); provided, that for fiscal 2026, Mr. Nikodemus will receive an annual bonus equal to the greater of (i) the pro-rated Annual Target Bonus based on 2026 performance or (ii) $301,370. Mr. Nikodemus will also be eligible to participate in all health, retirement, Company-paid insurance, disability, expense reimbursement and other benefit programs, if any, which the Company makes available to its senior executives. Mr. Nikodemus will also be entitled to receive reimbursement for his reasonable relocation expenses in an aggregate amount of up to $50,000.

Mr. Nikodemus is also eligible to receive equity awards under the Company’s annual equity incentive award program in effect for the Company’s other senior executives as determined by the Compensation Committee of the Board, including (i) an annual grant of time-based and performance-based restricted stock units for 2026, and (ii) a grant of performance-based stock units that will vest upon the achievement of certain stock price hurdles, subject to stockholder approval of an amendment to the Company’s equity incentive plan at the Company’s upcoming annual meeting of stockholders, in each case, commensurate with the equity awards received by other members of the Company’s executive leadership team in 2026. Mr. Nikodemus’s employment agreement also entitles him to certain severance payments and benefits in the event he is terminated by the Company without “Cause” or by Mr. Nikodemus for “Good Reason” (including in connection with a “Change in Control”), as described more fully in Mr. Nikodemus’s employment agreement.

The Employment Agreement also contains non-solicitation, non-competition and confidentiality covenants on behalf of Mr. Nikodemus in favor of the Company.

There are no arrangements or understandings between Mr. Nikodemus and any other person pursuant to which Mr. Nikodemus was selected as an officer of the Company. There are no family relationships between Mr. Nikodemus and any director or executive officer, or person nominated or chosen by the Company to become a director or executive officer, of the Company. There are no transactions between Mr. Nikodemus and the Company that would be reportable under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On June 1, 2026, the Company issued a press release announcing the appointment of Mr. Nikodemus as Executive Vice President and Chief Operating Officer of the Company. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement, dated June 1, 2026, by and between Sonida Senior Living, Inc. and Anton Nikodemus

99.1	Press Release, dated June 1, 2026 *

104	Cover Page Interactive Data File-formatted as Inline XBRL

*	This exhibit to this Current Report on Form 8-K is not being filed but is being furnished pursuant to Item 9.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2026	Sonida Senior Living, Inc.

	By:	/s/ Tabitha Bailey
	Name:	Tabitha Bailey
	Title:	Senior Vice President and Chief Legal Officer